EXHIBIT 21


                   Subsidiaries of Florida Progress Corporation

                                 December 31, 1993


          Name of Subsidiary *                    State of Incorporation
          -------------------                     ----------------------

          Utility segment:

               Florida Power Corporation                    Florida

          Diversified segment:

               Progress Capital Holdings, Inc.              Florida
               Electric Fuels Corporation                   Florida
               Mid-Continent Life Insurance Company         Oklahoma
               Progress Credit Corporation                  Florida
               Progress Leasing Corporation                 Florida
               PLC Leasing Corporation                      Florida


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          * Each subsidiary does business under its own name.